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                                                                      EXHIBIT 21

                         ELECTRO SCIENTIFIC INDUSTRIES, INC.
                                   AND SUBSIDIARIES

                            SUBSIDIARIES OF THE REGISTRANT
                                  AS OF MAY 31, 1996




                                                           PERCENTAGE OF
                                  STATE AND COUNTRY        VOTING SECURITIES
SUBSIDIARIES                      OF INCORPORATION         OWNED (1)
- - ------------                      ----------------         ----------------

AISI Merger Corp.                 Oregon                          100%
Chicago Laser Systems, Inc.       Oregon                          100%
CHINT, Ltd.                       U.S. Virgin Islands             100%
CLS GmbH                          Germany                         100%
CLS Ltd                           England                         100%
ESI BV                            The Netherlands                 100%
ESI Foreign Sales Corporation     Guam                            100%
ESI GmbH                          Germany                         100%
ESI International (DISC)          Oregon                          100%
ESI KK                            Japan                           100%
ESI Korea                         Korea                           100%
ESI Ltd                           England                         100%
ESI SARL                          France                          100%
ESI SRL                           Italy                           100%
Palomar Systems, Inc.             Oregon                          100%
XRL, Corp.                        Oregon                          100%



(1) Other than qualifying shares, where applicable.



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